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Exhibit 12

Ratio of Earnings to Fixed Charges(1)
                                                                                                                            As
Earnings:                              1996            1997              1998              1999             2000        Adjusted(2)
Income before income taxes and
extraordinary (loss) and
change in accounting                $ 85,793         $107,646          $134,293          $162,750         $ 230,966      $230,966
Homebuilding
    Interest expense                  24,646           29,746            36,052            40,378            46,777        46,777
    Rent expense                         151              193               293               425               639           639
Amortization                             705              667               610               618               635           635
Collateralized mortgage financing:
    Interest expense                     300              233               184               119                39            39
                                    $ 111,595      $  138,485          $171,432          $204,290          $279,056      $279,056


Fixed charges:
Homebuilding:
    Interest incurred:              $ 27,695        $  35,242         $  38,331           $ 51,396         $ 60,236      $ 76,736
    Rent expense                         151              193               293               425               639           639
Amortization                             705              667               610               618               635           635
Collateralized mortgage financing:
    Interest incurred                    300              233               184               119                39            39
                                    $ 28,851        $  36,335         $  39,418           $ 52,558         $ 61,549      $ 78,049
                                        3.87             3.81              4.35              3.89              4.53          3.58

(1) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, extraordinary loss and change in accounting plus interest expense and fixed charges except interest incurred. Fixed charges consist of interest incurred (whether expensed or capitalized), the portion of rent expense that is representative of the interest factor, and amortization of debt discount and issuance costs.

(2) Assumes that the $200,000,000 of 8-1/4% Senior Subordinated Debt due 2011 was outstanding as of November 1, 1999.